Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD, 72EE, 73, 74U and 74V correctly, the correct answers are as follows...

						A	B	C	Institutional

72. DD) Total income distributions
StylePlus Mid Growth Fund			n/a	n/a	n/a	n/a

72. EE) Total capital gains distributions
StylePlus Mid Growth Fund			n/a	n/a	n/a	n/a

73. A)  Total income distribution pershare
StylePlus Mid Growth Fund			n/a	n/a	n/a	n/a

73. B) Total capital gains distribution pershare
StylePlus Mid Growth Fund			n/a	n/a	n/a	n/a

74.U) Shares outstanding
StylePlus Mid Growth Fund			1,625	69	112	0

74. V) Net asset value pershare
StylePlus Mid Growth Fund			$43.54	$31.43	$36.63	$43.72